Exhibit 99.1

StubHub Announces Extension of Senior Credit Facilities

Extends US Dollar and Euro Term Loan B Maturities to October 2033 and Revolving Credit Facility to October 2031

Reduces Borrowing Costs on Term Loans by 25 Basis Points

Strengthens Foreign Exchange Risk Profile

NEW YORK, NY – October 14, 2026 – StubHub Holdings, Inc. (NYSE: STUB), a leading global ticketing marketplace for live events, today announced it has extended the maturities of its senior credit facilities, further strengthening the company’s balance sheet and extending its capital structure runway.

StubHub, through its wholly owned subsidiary StubHub Holdco Sub, LLC, amended its existing credit agreement to extend the maturity of its $804 million USD Term Loan B and its €452 million Euro Term Loan B (collectively, the “Term Loans”) by 3.5 years from March 2030 to October 2033. As part of the transaction, the company increased the USD Term Loan B by $171 million and reduced the Euro Term Loan B by €152 million, thereby strengthening its foreign exchange risk profile. As a result, the amended credit agreement now consists of a $975 million USD Term Loan B and a €300 million Euro Term Loan B. The total amount under the Term Loans remains unchanged.

The transaction brought a 25-basis point improvement in borrowing costs with the extended USD Term Loan B bearing interest at SOFR plus 450 basis points and the extended Euro Term Loan B bearing interest at EURIBOR plus 475 basis points.

The company also extended the maturity of a portion of its existing Revolving Credit Facility by one year from September 2030 to October 2031, subject to the terms of the amendment.

The transaction follows a period of significant deleveraging for StubHub since its September 2025 initial public offering. The company has repaid $1.1 billion of debt over the prior twelve months. In September, Moody’s Ratings upgraded the Corporate Family Rating of StubHub to B2 from B3.

JPMorgan Chase Bank, N.A. served as Lead Left Arranger and Administrative Agent on the transaction.

About StubHub

StubHub is a leading global ticketing marketplace for live events. Through StubHub and its international brand viagogo, the company services customers in over 200 countries and territories, supporting over 30 languages and accepting payments in over 45 currencies – from sports to music, comedy to dance, festivals to theater. StubHub offers a safe and convenient way to buy or sell tickets to live events across the world for memorable live experiences.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Our actual results may differ materially from expectations, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied, and you should not rely on these as predictions of future events. Factors that may cause differences include, without limitation: the demand for tickets on our platform or for live events in general; our ability to maintain relationships with buyers and sellers, including individual sellers, professional sellers and content rights holders; changes in or any limitation or discontinuation of support by internet search engines and related technologies that impact how consumers find information online; our ability to compete in the ticketing industry against current or future competitors; our ability to continue to improve our platform and maintain and enhance our brands; our ability to expand into adjacent market opportunities across live entertainment and into additional live event and experience categories; our ability to expand the adoption of our platform for open distribution and disrupt the legacy primary ticketing model; the effects of seasonal trends on our results of operations; our ability to attract and retain a qualified management team and other team members while controlling our labor costs; our ability to effectively manage our exposure to fluctuations in foreign currency exchange rates and rising inflation rates; our ability to comply with existing laws, rules and regulations as well as the implementation of new or changing laws, rules and regulations and other legal uncertainties; the impact of extraordinary events or adverse economic conditions on discretionary consumer and corporate spending or on the supply and demand of live events; our ability to successfully defend against litigation; our ability to maintain the integrity of our information systems and infrastructure, and to mitigate possible cybersecurity risks; our ability to generate sufficient cash flows or raise additional capital necessary to fund our operations or service our debt, contractual commitments or obligations; our ability to remediate material weaknesses in our internal control over financial reporting; and the increased expenses associated with being a public company. For additional information on other potential risks and uncertainties that could cause actual results to differ from expected results, please refer to our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2025 and Quarterly Reports on Form 10-Q. All forward-looking statements are based on information available to us as of the date of this press release and are made only as of such date. We undertake no obligation to update these statements to reflect subsequent events or circumstances, except as required by law.

Contact

Investors:

ir@stubhub.com

Media:

pr@stubhub.com